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                                                                    Exhibit 99.1


Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com


FOR IMMEDIATE RELEASE:

         WESTERN DIGITAL REPORTS SECOND QUARTER PROFIT OF $.05 PER SHARE
              ON REVENUE OF $575 MILLION, 7.7 MILLION UNITS SHIPPED

              HDD BUSINESS GENERATES $15.3 MILLION OPERATING INCOME
                          ON 43% SEQUENTIAL UNIT GROWTH

LAKE FOREST, Calif. - Jan. 24, 2002 - Western Digital Corp. (NYSE: WDC) today reported revenue of $575 million on unit shipments of approximately 7.7 million, and net income before non-recurring items of $9.2 million, or $.05 per share for its second fiscal quarter ending December 28, 2001. The Company's hard drive business generated $15.3 million of operating income in the quarter, compared with $4.0 million in the first fiscal quarter. Revenue and unit volume levels grew 30% and 43%, respectively, on a sequential basis.

      In the year-ago period, the Company reported revenue of $562 million on unit shipments of approximately 6.1 million, and a net loss before non-recurring items of $7.0 million, or $.04 per share. For the current period, non-recurring items included $3.4 million of net investment gains. For the year-ago period, non-recurring items consisted of $10.6 million of extraordinary gains from bond redemptions. Including these non-recurring items, the Company reported net income


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Western Digital Reports Second Quarter Profit of $.05 Per Share on
Revenue of $575 Million, 7.7 Million Units Shipped
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of $12.6 million, or $.07 per share, for the current period, and $3.6 million, or $.02 per share, for the year-ago period.

      Matt Massengill, Western Digital chairman and chief executive officer, said: "The second quarter performance marks the fifth consecutive quarter of both profitability and consistently competitive gross margin performance by our hard drive business. We are beginning to meet our goal of growing the business profitably. Our focus, execution and broadened product portfolio enabled us to meet growing demand from all of our PC channels in the December quarter, as well as from the gaming console market for EIDE-class hard drives."

      Separately, the Company indicated that its previously-announced transaction with Fujitsu (Thailand) Company Ltd. to purchase a 155,000-square foot hard drive and head stack assembly building near Bangkok, Thailand has been completed. It will be operational in the March quarter.

ABOUT WESTERN DIGITAL

      Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The Company's core business produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss. Applying its data storage core competencies to emerging markets, Western Digital's new ventures Cameo Technologies, Keen Personal Media and SageTree meet the increasing demand for innovative information management solutions arising from the proliferation of Internet and broadband services.

      Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the Company's Web site (www.westerndigital.com) to access a variety of financial and investor information.


                                     -MORE-
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Western Digital Reports Second Quarter Profit of $.05 Per Share on
Revenue of $575 Million, 7.7 Million Units Shipped
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      This release contains forward-looking statements, including statements relating to profitable business growth goals and expected operational status of the Thailand building. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: levels of operating expense and product cost; supply and demand conditions in the hard drive industry; overall economic conditions; changes in product and customer mix; pricing trends; actions by competitors; the pace of development of new markets; successful entry into new markets by the Company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-Q for the first quarter of fiscal 2002. We undertake no obligation to update or alter our forward-looking statements to reflect new information or events or for any other reason.

Western Digital is a registered trademark of Western Digital Technologies, Inc. Keen Personal Media and TV4me are trademarks of Keen Personal Media, Inc. SageTree is a registered trademark of SageTree, Inc. Cameo is a registered trademark of Cameo Technologies, Inc. All other brand and product names mentioned herein are the property of their respective companies.


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